The RBB Fund, Inc.

ADDENDUM TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

This Addendum to the Fund Administration Servicing Agreement dated June 30, 2016 (the ”Agreement''), as amended, is entered into by and between The RBB Fund, Inc. (the "Company”) and U.S. Bancorp Fund Services, LLC ("USBFS").

WHEREAS, the Company and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission ("SEC") registration and reporting compliance services and consequential fees associated with complying with the requirements of the Investment Company Reporting Modernization rule adopted by the SEC on January 17, 2017 (the "Rule"), including the preparation and filing of Form N-PORT and Form N-CEN, and to incorporate certain provisions required by a third party providing data necessary to comply with such requirements; and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	The Company shall pay the following additional fees associated with complying with the requirements of the Rule, including the preparation and filing of Form N-PORT and Form N-CEN. These fees will be allocated among all the series of the Company, as listed on the exhibits attached to the Agreement (as amended from time to time)(each a "Fund" and collectively, the "Funds"), as the appropriate officers of the Company may determine from time to time:

a.	$[ ] per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-PORT requirements. If the number of Funds in the Company exceed [ ], the per fund, per year fee will be immediately reduced to $[ ] for each Fund of the Company; and

b.	$[ ] per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-CEN requirements.

2.	USBFS has entered into agreements with Bloomberg Finance LP. ("Bloomberg") to provide data (the "N-PORT Data") for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement. Accordingly, the Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of the Rule (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company's internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Company's request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Company), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company's receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Company further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a)-(e).

Nothing in this section shall limit the Company's ability to produce information that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil or investigative demand or other similar process, or by operation of law or regulation.

3.	The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

The RBB Fund, Inc.		U.S. Bancorp Fund Services, LLC

By:	/s/ Salvatore Faia	By:	/s/ Jason Hadler

Name: Salvatore Faia		Name: Jason Hadler

Title: President		Title: Senior Vice President

Date: 6/7/2018		Date: 6/12/2018